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                                                                     EXHIBIT 3.1
                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION
                                       OF
                        MODEM MEDIA . POPPE TYSON, INC.
                             a Delaware corporation


     Modem Media . Poppe Tyson, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST:  That the Corporation was originally incorporated on October 10,
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1996 under the name TN Technologies Holding, Inc., pursuant to the General
Corporation Law of the State of Delaware.

     SECOND:  That the Corporation's Amended and Restated Certificate of
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Incorporation is hereby amended and restated to read in its entirety as follows:

     FIRST:  The name of this corporation is Modem Media, Inc. (the
"Corporation").

     SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("Delaware Law").

     FOURTH: This Corporation is authorized to issue two classes of stock to be designated, respectively, "common stock" and "preferred stock." The total number of shares which this Corporation is authorized to issue is 150,000,000 shares. 145,000,000 shares shall be common stock (the "Common Stock"). 5,000,000 shares shall be preferred stock (the "Preferred Stock"). Each share of Preferred Stock shall have a par value of $0.001, and each share of Common Stock shall have a par value of $0.001.

          The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall set forth the number of shares comprising each such series, the voting powers, full or limited or none, of each such series and the designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of each such series. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing
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the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     FIFTH: The shares of Common Stock shall have those rights and privileges as set forth in this Article FIFTH and as otherwise provided by law.

          1.  Dividends.  Subject to any rights of any series of Preferred Stock
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as may then be outstanding, dividends or distributions upon the Common Stock may be declared by the Board of Directors and paid by the Board of Directors of the Corporation from time to time in such amounts as the Board shall determine, out of any source at the time lawfully available therefor.

          2.  Rights Upon Liquidation or Dissolution.  Subject to any rights of
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any series of Preferred Stock as may then be outstanding, the holders of the
Common Stock shall be entitled to share ratably in the assets of the Corporation available for distribution to the holders of Common Stock upon any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for the payment of the debts and other liabilities of the Corporation.

          3.  Voting.  Except as otherwise required by law, and subject to any
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rights of any series of Preferred Stock as may then be outstanding, on all matters on which the holders of Common Stock shall be entitled to vote each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held of record by such holder.

     SIXTH: Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law and may not be taken by written consent of stockholders without a meeting.

     SEVENTH: The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be not less than five (5) nor more than ten (10). Within the limits so specified, the number of directors shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

     EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

     NINTH: The directors of the Corporation need not be elected by written ballot unless a stockholder or stockholders holding a majority of the voting power of the outstanding capital stock entitled to vote demands election by written ballot at the meeting and before voting.

     TENTH: Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

     ELEVENTH: Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer or (iii) the Board of Directors.
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     TWELFTH:  1.  To the fullest extent permitted by the Delaware Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

               2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

               3. Neither any amendment nor repeal of this Article TWELFTH, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article TWELFTH, shall eliminate or reduce the effect of this Article TWELFTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article TWELFTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     THIRTEENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained under Delaware Law) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

     FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and under Delaware Law, except as otherwise provided in article TWELFTH, and all rights conferred upon stockholders herein are granted subject to this reservation."

          Upon this Amended and Restated Certificate of Incorporation becoming effective, each share of Class A common stock, par value $0.001 per share, of the Corporation outstanding or held as treasury stock immediately prior thereto shall be reclassified as and become one share of Common Stock, par value $0.001 per share, of the Corporation, and each outstanding certificate which theretofore represented shares of Class A common stock shall thereafter represent a like number of shares of Common Stock."

THIRD:  The foregoing amendment and restatement of the Amended and Restated
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Certificate of Incorporation of the Corporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Modem Media . Poppe Tyson, Inc. has caused this certificate to be executed by Sloane Levy, its General Counsel and Corporate Secretary, this 5 day of June, 2000

                                         /s/ Sloane Levy
                                         __________________________
                                         Sloane Levy
                                         Vice President, General Counsel and
                                         Corporate Secretary